Exhibit 99

For Immediate Release

May 26, 2005

Contact:	David G. Ratz, Executive Vice President (740) 286-3283

Oak Hill Financial Announces Share Repurchase Program

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today announced that its board of directors has authorized the repurchase of up to 290,000 shares, or approximately 5.0 percent, of its outstanding common stock, from time to time as market and business conditions permit.

The company’s board of directors authorized the buyback program in light of current market conditions and the capital and financial position of the company. The current authorization replaces the company’s previous repurchase plan, which was announced on February 26, 2004.

Under the buyback program, the company’s shares will be repurchased from time to time through open market or privately negotiated transactions. The repurchased shares will become treasury shares that will be used for general corporate purposes, including mitigating the potentially dilutive effect of the company’s stock compensation plan.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 33 full-service banking offices and three bank loan production offices in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to over 350 business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Currently, Oak Hill Financial has approximately $1.2 billion in assets and 5.8 million shares outstanding.

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